EXHIBIT 99.1
Capitol Bancorp Center 200 Washington Square North Lansing, MI 48933 2777 East Camelback Road Suite 375 Phoenix, AZ 85016 www.capitolbancorp.com
Analyst Contact: Media Contact:	Michael M. Moran Chief of Capital Markets 877-884-5662 Joal Redmond Corporate Communications 602-977-3797

For Immediate Distribution

Capitol Bancorp Announces Plans to Grow Banking Network to
100 Individually Chartered Banks

Increases Quarterly Cash Dividend 25 Percent

LANSING, MI, and PHOENIX: April 26, 2006: At today’s annual shareholder meeting of Capitol Bancorp Limited (NYSE:CBC), Chairman and CEO Joseph D. Reid announced that the Board of Directors has adopted a strategic plan which calls for a network of 100 separately chartered community banks. The plan was announced as a “five-year growth plan.”

“The Board has determined that this strategic plan will work hand-in-hand with our continued growth in annualized earnings per share. We have built this company on successful de novo bank development. This experience has prepared us well to accelerate our development activities,” said Reid.

Capitol Bancorp is the largest holder of separately chartered banks in the United States. During 2005, Capitol Bancorp added nine banks to its network through de novo bank development. In the first quarter of 2006, Capitol Bancorp opened one de novo community bank in Salisbury, North Carolina. The Corporation currently has applications pending for seven de novo community banks in six states.

Reid added that the infrastructure is in place to handle this magnitude of growth and the focus remains on identifying banking professionals that possess the skills and experience to lead a community bank. “As is our practice, the growth will be disciplined while supporting our business model designed to preserve community-oriented banking. We have never wavered from our commitment to build our company to last,” said Reid.

To further support its national 42 community bank network, last month Capitol Bancorp launched a new wealth management subsidiary, Capitol Wealth Advisors, headquartered in Charlotte, North Carolina. Capitol Wealth Advisors will provide Capitol Bancorp’s community bank customers with a comprehensive array of wealth management advice, services and products.

Capitol Bancorp Increases Quarterly Cash Dividend 25 Percent
Reid also announced the Corporation’s 55th consecutive quarterly cash dividend, increasing the payment from $0.20 to $0.25 per common share. The dividend of $0.25 per common share represents a 25 percent increase over the $0.20 dividend paid in the preceding quarter. The dividend is payable June 1, 2006, to shareholders of record as of May 10, 2006.

“The Corporation continues to report significant growth across the company,” Reid said. “With capital levels approaching $500 million, Capitol Bancorp is well-positioned for timely expansion opportunities that complement our community bank model. We’re experiencing steady growth in our balance sheet—while continuing to concentrate on asset quality—achieving a 17 percent annualized growth rate for the first quarter of 2006.”

The dividend declaration follows Capitol Bancorp’s recent announcement of first-quarter 2006 earnings exceeding $9.9 million, an increase of 24 percent over earnings reported for the same period in 2005. Earnings per share of $0.64 and $0.61 on a basic and diluted basis were up 16 percent and 17 percent, respectively, from $0.55 and $0.52 for the first quarter of 2005.

About Capitol Bancorp Limited
Capitol Bancorp Limited (NYSE: CBC) is a $3.6 billion national community bank development company, with a network of 42 separately chartered banks and bank operations in 13 states. Capitol Bancorp Limited identifies opportunities for the development of new community banks, raises capital for and mentors new community banks through their formative stages, and provides efficient services to its growing network of community banks. Each community bank has full local decision-making authority and is managed by an on-site president under the direction of a local board of directors, composed of business leaders from the bank’s community. Founded in 1988, Capitol Bancorp Limited has executive offices in Lansing, Michigan, and Phoenix, Arizona.

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